Exhibit 23.1

Consent of Qualified Person

The undersigned consents to:

a)	The filing of the Technical Report Summary, effective December 31, 2021, with respect to the Palmarejo complex (the “TRS”) as an exhibit to this Current Report on Form 8-K (the “Form 8-K”);

b)
The incorporation by reference of the TRS in the annual report on Form 10-K for Coeur Mining, Inc. for the fiscal year ended December 31, 2021 (the “10-K”), the Registration Statements on Form S-8 (Nos. 333-256016, 033-60163, 033-72524, 333-112253, 333-125903, 333-166907, 333-204142, and 333-224751) and Form S-3 (No. 333-229973) (the “Registration Statements”);

c)
The use of and references to the undersigned’s name, including the undersigned’s status as an expert or “Qualified Person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission) in connection with the TRS, Form 8-K, the Form 10-K and the Registration Statements; and

d)
Any extracts or summaries of the TRS included or incorporated by reference in the Form 8-K, the Form 10-K and the Registration Statements,  and any information derived, summarized, quoted or referenced from the TRS, or portions thereof, that was prepared by the undersigned, that the undersigned supervised the preparation of and/or that was reviewed and approved by the undersigned, that is included or incorporated by reference in the Form 10-K and the Registration Statements.

Dated: February 16, 2022

By:	/s/ Christopher Pascoe

Name: Christopher Pascoe

Title: Senior Director, Technical Services